CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Commonwealth International Series Trust relating to the financial statements and financial highlights of Commonwealth Australia/New Zealand Fund, Africa Fund, Commonwealth Japan Fund, Commonwealth Global Fund, and Commonwealth Real Estate Securities Fund, each a series of shares of beneficial interest in Commonwealth International Series Trust. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

February 27, 2024